Exhibit 99.1
Magnolia Oil & Gas Corporation Announces First Quarter 2024 Results

HOUSTON, TX, May 7, 2024 - Magnolia Oil & Gas Corporation (“Magnolia,” “we,” “our,” or the “Company”) (NYSE: MGY) today announced its financial and operational results for the first quarter of 2024.

First Quarter 2024 Highlights:

(In millions, except per share data)	For the Quarter Ended March 31, 2024	For the Quarter Ended March 31, 2023	Percentage increase (decrease)
Net income	$97.6	$106.7	(9)%
Adjusted net income(1)	$101.0	$119.3	(15)%
Earnings per share - diluted	$0.46	$0.50	(8)%
Adjusted EBITDAX(1)	$227.8	$216.9	5%
Capital expenditures - D&C	$119.0	$139.7	(15)%
Average daily production (Mboe/d)	84.8	79.3	7%
Cash balance as of period end	$399.3	$667.3	(40)%
Diluted weighted average total shares outstanding(2)	204.3	213.9	(5)%

First Quarter 2024 Highlights:

•Magnolia reported first quarter 2024 net income attributable to Class A Common Stock of $85.1 million, or $0.46 per diluted share. First quarter 2024 total net income was $97.6 million and total adjusted net income(1) was $101.0 million. Diluted weighted average total shares outstanding decreased by 5% to 204.3 million(2) compared to first quarter 2023.
•Adjusted EBITDAX(1) was $227.8 million during the first quarter of 2024. Total drilling and completions (“D&C”) capital was $119.0 million and below our earlier guidance. First quarter D&C capital represented approximately 52% of adjusted EBITDAX and was 15% lower than the prior-year’s first quarter.
•Net cash provided by operating activities was $210.9 million during the first quarter of 2024 and the Company generated free cash flow(1) of $117.1 million. Magnolia generated adjusted operating income(1) as a percentage of revenue of 39% during the quarter.

•The Company has embarked on a field-level optimization and cost reduction program across our assets that is expected to deliver a 5 to 10% reduction in cash operating costs (LOE) per boe during the second half of the year compared to the first quarter 2024.
•Total production in the first quarter of 2024 grew 7% on a year-over-year basis to 84.8 thousand barrels of oil equivalent per day (“Mboe/d”) including 37.5 thousand barrels per day of oil. Production at Giddings and Other was 61.4 Mboe/d, providing overall growth of 17% compared to last year’s first quarter, including oil production growth of 16%.
•On April 30, 2024, Magnolia acquired oil and gas properties in Giddings from a private operator encompassing roughly 27,000 net acres for approximately $125 million. These assets included total production of approximately 1,000 Mboe/d (~35% oil), in addition to leasehold and royalty acres. The acquisition significantly increases Magnolia’s working interest in future high-return development areas and adds new acreage which further expands the Company’s leading position in the Giddings area.
•The Company repurchased 2.4 million of its Class A Common Stock during the first quarter for $52.4 million. Magnolia has 6.9 million Class A Common shares remaining under its current repurchase authorization, which are specifically allocated toward open market share repurchases.
•As previously announced, the Board of Directors declared a cash dividend of $0.13 per share of Class A common stock, and a cash distribution of $0.13 per Class B unit, payable on June 3, 2024 to shareholders of record as of May 13, 2024.

•Magnolia returned $79.2 million(3), or 68% of the Company’s free cash flow(1), to shareholders during the first quarter through a combination of share repurchases and dividends while ending the period with $399.3 million of cash on the balance sheet. The Company remains undrawn on its $450.0 million revolving credit facility, has no debt maturities until 2026 and does not currently plan to increase its bonded indebtedness.

“Magnolia’s first quarter performance delivered a solid start to 2024, continuing our strategy of disciplined capital spending, while delivering steady production growth with strong pre-tax margins and consistent free cash flow,” said President and CEO Chris Stavros. “Our growing production and continued low reinvestment rate provided free cash flow generation of roughly $117 million. We returned 68 percent of our free cash flow to our shareholders through our recently increased dividend and share repurchase program. Higher oil production of 37.5 thousand barrels per day during the quarter was driven by strong well performance and additional volumes from assets acquired last year.

“A key objective of Magnolia’s business plan and strategy is to utilize some of the excess cash generated by the business to pursue attractive bolt-on oil and gas property acquisitions. Properties are targeted not to simply replace the oil and gas that has already been produced but importantly, to improve the future opportunity set of our overall business and enhance the sustainability of our high returns. The latest example is an acquisition from a private operator that we closed at the end of April for $125 million which includes approximately 27,000 net acres in Giddings and leverages the significant knowledge we have gained through operating in the field. While these properties come with a relatively small amount of current production, they have similar attractive operational characteristics to our core acreage position in Giddings. The acquisition further lengthens our already deep inventory of high return locations in Giddings while adding duration to our overall portfolio as well as significantly increasing our working interest in some of our existing inventory. We continue to look for bolt-on oil and gas property acquisitions utilizing our technical expertise and where we have a competitive advantage in the development of the Austin Chalk and Eagle Ford formations in South Texas.

“While I am proud of our teams’ accomplishments, we continue to seek out areas where we can improve. Our field operations team recently initiated a field-level optimization and cost reduction program throughout our assets. Part of these efforts will employ improved field management systems that will increase efficiencies and optimize processes across the field while capturing synergies from acquired assets. These and other initiatives are expected to deliver a 5 to 10 percent reduction in cash operating costs (LOE) per boe during the second half of the year compared to the first quarter. Our goal is to improve on our track record for generating high operating margins while providing additional free cash flow to either return to our shareholders or reinvest in the business.”

Operational Update

First quarter 2024 total company production volumes averaged 84.8 Mboe/d including oil production of 37.5 Mbbls/d. Production from Giddings and Other increased by 17% compared to last year’s first quarter to 61.4 Mboe/d with oil production growing 15% over the same period. Total Company production volumes benefited from continued strong well performance, in addition to some production from assets acquired last year, as well as a slightly oilier development program. First quarter 2024 capital spending on drilling, completions, and associated facilities was $119.0 million.

Magnolia continues to operate two drilling rigs and one completion crew and expects to maintain this level of activity throughout the year. While this activity level is similar to the 2023 operating plan, lower well costs combined with improved operating efficiencies allow for more wells to be drilled, completed and turned in line during 2024 and help to support Magnolia’s overall high-margin growth. Most of this year’s development activity will consist of multi-well development pads in the Giddings area, with a proportionally smaller amount of development planned in the Karnes area, in addition to some appraisal wells on our assets. For Giddings development activity in 2024, we currently expect to drill multi-well pads with somewhat longer lateral lengths of approximately 8,500 feet as compared to last year.

On April 30, 2024, Magnolia acquired approximately 27,000 net acres in Giddings for approximately $125 million. These oil and gas properties include both leasehold and royalty interests, as well as approximately 1,000 Mboe/d of total production (~35% oil and ~68% liquids). The acquisition covers over 80,000 gross acres, a portion of which Magnolia currently operates. The incremental acreage offers both new operated development locations in addition to increasing the working interest in many existing high-return development locations.

Additional Guidance

We are reiterating the Company’s full-year 2024 capital spending and production guidance, with D&C capital expected to be in the range of $450 to $480 million. We estimate this should deliver high single digit total production growth during this year as compared to 2023, and with oil production growing at a similar rate. We expect second quarter D&C capital expenditures to be between $120 to $125 million and total production for the second quarter to be approximately 89 Mboe/d.

Magnolia plans to apply the Company’s operating expertise to its newly acquired assets which should lead to improved field operations and efficiencies allowing for lower unit operating costs that we expect to be reflected in the second half of 2024. Our lengthy experience and knowledge acquired while operating in the Giddings area gives us confidence that these initiatives should lead to higher margins on these assets and increased free cash flow for the Company.

Oil price differentials are anticipated to be approximately a $3.00 per barrel discount to Magellan East Houston and Magnolia remains completely unhedged for all its oil and natural gas production. The fully diluted share count for the second quarter of 2024 is expected to be approximately 203 million shares, which is approximately 4% lower than second quarter 2023 levels.

Quarterly Report on Form 10-Q

Magnolia's financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the three months ended March 31, 2024, which is expected to be filed with the U.S. Securities and Exchange Commission (“SEC”) on May 8, 2024.

Conference Call and Webcast

Magnolia will host an investor conference call on Wednesday, May 8, 2024 at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss these operating and financial results. Interested parties may join the webcast by visiting Magnolia's website at www.magnoliaoilgas.com/investors/events-and-presentations and clicking on the webcast link or by dialing 1-844-701-1059. A replay of the webcast will be posted on Magnolia's website following completion of the call.

About Magnolia Oil & Gas Corporation

Magnolia (MGY) is a publicly traded oil and gas exploration and production company with operations primarily in South Texas in the core of the Eagle Ford Shale and Austin Chalk formations. Magnolia focuses on generating value for shareholders by delivering steady, moderate annual production growth resulting from its disciplined and efficient philosophy toward capital spending. The Company strives to generate high pre‐tax margins and consistent free cash flow allowing for strong cash returns to our shareholders. For more information, visit www.magnoliaoilgas.com.

(1) Adjusted net income, adjusted EBITDAX, free cash flow, and adjusted operating income are non-GAAP financial measures. For reconciliations to the most comparable GAAP measures, please see “Non-GAAP Financial Measures” at the end of this press release.
(2) Weighted average total shares outstanding include diluted weighted average shares of Class A Common Stock outstanding during the period and shares of Class B Common Stock, which are anti-dilutive in the calculation of weighted average number of common shares outstanding.
(3) Includes $2.9 million of share repurchases incurred during the first quarter, but settled during the second quarter of 2024, and excludes $1.7 million of share repurchases incurred during the fourth quarter of 2023, but settled during the first quarter of 2024.

Cautionary Note Regarding Forward-Looking Statements

The information in this press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release, regarding Magnolia’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward looking statements. When used in this press release, the words could, should, will, may, believe, anticipate, intend, estimate, expect, project, the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events. Except as otherwise required by applicable law, Magnolia disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Magnolia cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Magnolia, incident to the development, production, gathering and sale of oil, natural gas and natural gas liquids. In addition, Magnolia cautions you that the forward looking statements contained in this press release are subject to the following factors: (i) the supply and demand for oil, natural gas, NGLs, and other products or services, including impacts of actions taken by OPEC and other state-controlled oil companies; (ii) the outcome of any legal proceedings that may be instituted against Magnolia; (iii) Magnolia’s ability to realize the anticipated benefits of its acquisitions, which may be affected by, among other things, competition and the ability of Magnolia to grow and manage growth profitably; (iv) changes in applicable laws or regulations; (v) geopolitical and business conditions in key regions of the world; and (vi) the possibility that Magnolia may be adversely affected by other economic, business, and/or competitive factors, including inflation. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in Magnolia’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2023. Magnolia’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

Contacts for Magnolia Oil & Gas Corporation

Investors

Tom Fitter
(713) 331-4802
tfitter@mgyoil.com

Media

Art Pike
(713) 842-9057
apike@mgyoil.com

Magnolia Oil & Gas Corporation
Operating Highlights

	For the Quarters Ended
	March 31, 2024	March 31, 2023
Production:
Oil (MBbls)	3,415	3,221
Natural gas (MMcf)	13,749	12,650
Natural gas liquids (MBbls)	2,009	1,812
Total (Mboe)	7,715	7,141

Average daily production:
Oil (Bbls/d)	37,531	35,788
Natural gas (Mcf/d)	151,086	140,552
Natural gas liquids (Bbls/d)	22,072	20,129
Total (boe/d)	84,784	79,342

Revenues (in thousands):
Oil revenues	$259,182	$239,122
Natural gas revenues	21,095	27,771
Natural gas liquids revenues	39,140	41,489
Total Revenues	$319,417	$308,382

Average sales price:
Oil (per Bbl)	$75.89	$74.24
Natural gas (per Mcf)	1.53	2.20
Natural gas liquids (per Bbl)	19.49	22.90
Total (per boe)	$41.40	$43.18

NYMEX WTI (per Bbl)	$76.97	$76.11
NYMEX Henry Hub (per MMBtu)	$2.24	$3.45
Realization to benchmark:
Oil (% of WTI)	99%	98%
Natural Gas (% of Henry Hub)	68%	64%

Operating expenses (in thousands):
Lease operating expenses	$46,150	$42,371
Gathering, transportation and processing	8,537	12,732
Taxes other than income	17,898	19,292
Depreciation, depletion and amortization	97,076	70,701

Operating costs per boe:
Lease operating expenses	$5.98	$5.93
Gathering, transportation and processing	1.11	1.78
Taxes other than income	2.32	2.70
Depreciation, depletion and amortization	12.58	9.90

Magnolia Oil & Gas Corporation
Consolidated Statements of Operations
(In thousands, except per share data)

	For the Quarters Ended
	March 31, 2024	March 31, 2023
REVENUES
Oil revenues	$259,182	$239,122
Natural gas revenues	21,095	27,771
Natural gas liquids revenues	39,140	41,489
Total revenues	319,417	308,382
OPERATING EXPENSES
Lease operating expenses	46,150	42,371
Gathering, transportation and processing	8,537	12,732
Taxes other than income	17,898	19,292
Exploration expenses	25	11
Asset retirement obligations accretion	1,618	841
Depreciation, depletion and amortization	97,076	70,701
Impairment of oil and natural gas properties	—	15,735
General and administrative expenses	23,555	19,766
Total operating expenses	194,859	181,449

OPERATING INCOME	124,558	126,933

OTHER INCOME (EXPENSE)
Interest income (expense), net	(2,312)	487
Other expense, net	(4,313)	(1,138)
Total other expense, net	(6,625)	(651)

INCOME BEFORE INCOME TAXES	117,933	126,282

Current income tax expense	11,628	4,202
Deferred income tax expense	8,708	15,403
Total income tax expense	20,336	19,605

NET INCOME	97,597	106,677
LESS: Net income attributable to noncontrolling interest	12,511	10,342
NET INCOME ATTRIBUTABLE TO CLASS A COMMON STOCK	$85,086	$96,335

NET INCOME PER COMMON SHARE
Basic	$0.46	$0.50
Diluted	$0.46	$0.50
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	182,368	191,780
Diluted	182,424	192,054
WEIGHTED AVERAGE NUMBER OF CLASS B SHARES OUTSTANDING (1)	21,827	21,827
DILUTED WEIGHTED AVERAGE TOTAL SHARES OUTSTANDING (1)	204,251	213,881
(1) Shares of Class B Common Stock, and corresponding Magnolia LLC Units, are anti-dilutive in the calculation of weighted average number of common shares outstanding.

Magnolia Oil & Gas Corporation
Summary Cash Flow Data
(In thousands)

	For the Quarters Ended
	March 31, 2024	March 31, 2023
CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME	$97,597	$106,677
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	97,076	70,701
Exploration expenses, non-cash	1	5
Impairment of oil and natural gas properties	—	15,735
Asset retirement obligations accretion	1,618	841
Amortization of deferred financing costs	1,089	1,042
Deferred income tax expense	8,708	15,403
Loss on revaluation of contingent consideration	4,205	—
Stock based compensation	4,658	3,772
Other	2,921	—
Net change in operating assets and liabilities	(6,941)	5,647
Net cash provided by operating activities	210,932	219,823

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions	(13,359)	3,691
Deposits for acquisitions of oil and natural gas properties (1)	(13,150)	—
Additions to oil and natural gas properties	(120,986)	(138,645)
Changes in working capital associated with additions to oil and natural gas properties	20,244	(14,977)
Other investing	(57)	(284)
Net cash used in investing activities	(127,308)	(150,215)

CASH FLOW FROM FINANCING ACTIVITIES
Class A Common Stock repurchases	(51,201)	(45,844)
Dividends paid	(24,010)	(22,578)
Distributions to noncontrolling interest owners	(2,837)	(2,510)
Other financing activities	(7,380)	(6,833)
Net cash used in financing activities	(85,428)	(77,765)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(1,804)	(8,157)
Cash and cash equivalents – Beginning of period	401,121	675,441
Cash and cash equivalents – End of period	$399,317	$667,284
(1) Associated with the acquisitions of certain oil and gas producing properties including leasehold and mineral interests in the Giddings area, that closed in the second quarter of 2024.

Magnolia Oil & Gas Corporation
Summary Balance Sheet Data
(In thousands)

	March 31, 2024	December 31, 2023
Cash and cash equivalents	$399,317	$401,121
Other current assets	198,218	190,152
Property, plant and equipment, net	2,093,942	2,052,021
Other assets	116,465	112,922
Total assets	$2,807,942	$2,756,216

Current liabilities	$350,011	$314,887
Long-term debt, net	393,480	392,839
Other long-term liabilities	166,667	165,822
Common stock	24	23
Additional paid in capital	1,745,157	1,743,930
Treasury stock	(591,175)	(538,445)
Retained earnings	547,261	486,162
Noncontrolling interest	196,517	190,998
Total liabilities and equity	$2,807,942	$2,756,216

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of net income to adjusted EBITDAX

In this press release, we refer to adjusted EBITDAX, a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders, and rating agencies. We define adjusted EBITDAX as net income before interest (income) expense, income taxes, depreciation, depletion and amortization, exploration expenses, and accretion of asset retirement obligations, adjusted to exclude the effect of certain items included in net income. Adjusted EBITDAX is not a measure of net income in accordance with GAAP.

Our management believes that adjusted EBITDAX is useful because it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We also believe that securities analysts, investors, and other interested parties may use adjusted EBITDAX in the evaluation of our Company. We exclude the items listed above from net income in arriving at adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of adjusted EBITDAX. Our presentation of adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.

The following table presents a reconciliation of net income to adjusted EBITDAX, our most directly comparable financial measure, calculated and presented in accordance with GAAP:

	For the Quarters Ended
(In thousands)	March 31, 2024	March 31, 2023
NET INCOME	$97,597	$106,677
Interest (income) expense, net	2,312	(487)
Income tax expense	20,336	19,605
EBIT	120,245	125,795
Depreciation, depletion and amortization	97,076	70,701
Asset retirement obligations accretion	1,618	841
EBITDA	218,939	197,337
Exploration expenses	25	11
EBITDAX	218,964	197,348
Impairment of oil and natural gas properties	—	15,735
Non-cash stock based compensation expense	4,658	3,772
Loss on revaluation of contingent consideration	4,205	—
Adjusted EBITDAX	$227,827	$216,855

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of net income to adjusted net income

Our presentation of adjusted net income is a non-GAAP measures because it excludes the effect of certain items included in net income. Management uses adjusted net income to evaluate our operating and financial performance because it eliminates the impact of certain items that management does not consider to be representative of the Company’s on-going business operations. As a performance measure, adjusted net income may be useful to investors in facilitating comparisons to others in the Company’s industry because certain items can vary substantially in the oil and gas industry from company to company depending upon accounting methods, book value of assets, and capital structure, among other factors. Management believes adjusting these items facilitates investors and analysts in evaluating and comparing the underlying operating and financial performance of our business from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis. However, our presentation of adjusted net income may not be comparable to similar measures of other companies in our industry.

	For the Quarters Ended
(In thousands)	March 31, 2024	March 31, 2023
NET INCOME	$97,597	$106,677
Adjustments:
Loss on revaluation of contingent consideration	4,205	—
Impairment of oil and natural gas properties	—	15,735
Change in estimated income tax (1)	(795)	(3,089)
ADJUSTED NET INCOME	$101,007	$119,323

Diluted weighted average shares of Class A Common Stock outstanding during the period	182,424	192,054
Weighted average shares of Class B Common Stock outstanding during the period (2)	21,827	21,827
Total weighted average shares of Class A and B Common Stock, including dilutive impact of other securities (2)	204,251	213,881
(1) Represents corporate income taxes at an assumed annual effective tax rate of 18.9% and 19.6% for the quarters ended March 31, 2024 and 2023, respectively.
(2) Shares of Class B Common Stock, and corresponding Magnolia LLC Units, are anti-dilutive in the calculation of weighted average number of common shares outstanding.

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of revenue to adjusted cash operating margin and operating income margin

Our presentation of adjusted cash operating margin and total adjusted cash operating costs are supplemental non-GAAP financial measures that are used by management. Total adjusted cash operating costs exclude the impact of non-cash activity. We define adjusted cash operating margin per boe as total revenues per boe less cash operating costs per boe. Management believes that total adjusted cash operating costs per boe and adjusted cash operating margin per boe provide relevant and useful information, which is used by our management in assessing the Company’s profitability and comparability of results to our peers.

As a performance measure, total adjusted cash operating costs and adjusted cash operating margin may be useful to investors in facilitating comparisons to others in the Company’s industry because certain items can vary substantially in the oil and gas industry from company to company depending upon accounting methods, book value of assets, and capital structure, among other factors. Management believes excluding these items facilitates investors and analysts in evaluating and comparing the underlying operating and financial performance of our business from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis. However, our presentation of adjusted cash operating margin may not be comparable to similar measures of other companies in our industry.

	For the Quarters Ended
(in $/boe)	March 31, 2024	March 31, 2023
Revenue	$41.40	$43.18
Total cash operating costs:
Lease operating expenses (1)	(5.91)	(5.87)
Gathering, transportation and processing	(1.11)	(1.78)
Taxes other than income	(2.32)	(2.70)
Exploration expenses	—	—
General and administrative expenses (2)	(2.52)	(2.30)
Total adjusted cash operating costs	(11.86)	(12.65)
Adjusted cash operating margin	$29.54	$30.53
Margin (%)	71%	71%
Non-cash costs:
Depreciation, depletion and amortization	$(12.58)	$(9.90)
Impairment of oil and natural gas properties	—	(2.20)
Asset retirement obligations accretion	(0.21)	(0.12)
Non-cash stock based compensation	(0.60)	(0.53)
Total non-cash costs	(13.39)	(12.75)
Operating income margin	$16.15	$17.78
Add back: Impairment of oil and natural gas properties	—	2.20
Adjusted operating income margin	$16.15	$19.98
Margin (%)	39%	46%
(1) Lease operating expenses exclude non-cash stock based compensation of $0.6 million, or $0.07 per boe, and $0.4 million, or $0.06 per boe, for the quarters ended March 31, 2024 and 2023, respectively.
(2) General and administrative expenses exclude non-cash stock based compensation of $4.1 million, or $0.53 per boe, and $3.4 million, or $0.47 per boe, for the quarters ended March 31, 2024 and 2023, respectively.

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of net cash provided by operating activities to free cash flow

Free cash flow is a non-GAAP financial measure. Free cash flow is defined as cash flows from operations before net change in operating assets and liabilities less additions to oil and natural gas properties and changes in working capital associated with additions to oil and natural gas properties. Management believes free cash flow is useful for investors and widely accepted by those following the oil and gas industry as financial indicators of a company’s ability to generate cash to internally fund drilling and completion activities, fund acquisitions, and service debt. It is also used by research analysts to value and compare oil and gas exploration and production companies and are frequently included in published research when providing investment recommendations. Free cash flow is used by management as an additional measure of liquidity. Free cash flow is not a measure of financial performance under GAAP and should not be considered an alternative to cash flows from operating, investing, or financing activities.

	For the Quarters Ended
(In thousands)	March 31, 2024	March 31, 2023
Net cash provided by operating activities	$210,932	$219,823
Add back: net change in operating assets and liabilities	6,941	(5,647)
Cash flows from operations before net change in operating assets and liabilities	217,873	214,176
Additions to oil and natural gas properties	(120,986)	(138,645)
Changes in working capital associated with additions to oil and natural gas properties	20,244	(14,977)
Free cash flow	$117,131	$60,554